                                                                  EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE:                          CONTACT:

Titanium Metals Corporation                     J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                       Vice President - Finance
Denver, Colorado  80202                         (303) 296-5617

                      TIMET ANNOUNCES THIRD QUARTER RESULTS

DENVER, COLORADO . . . October 27, 1999 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) announced today a net loss of $.24 per share for the quarter ended September 30, 1999. In the third quarter of 1998, TIMET reported net income of $.50 per share. For the nine months ended September 30, 1999, the Company reported a net loss of $.44 per share compared to net income of $1.49 per share in the 1998 period. Results in 1999 were worse than in 1998 primarily due to the decline in volume caused by the previously-reported lower demand in both aerospace and industrial markets.

         Sales of $113 million in the third quarter of 1999 were 12% lower than the second quarter of this year principally due to both lower sales volume and to product mix changes, as lower priced industrial products represented a higher percentage of mill product volume during the most recent quarter. The average third quarter mill product selling price decreased from the second quarter largely due to this mix change.

         As previously reported, third quarter volumes were impacted by declines in demand, including cancellations and push-outs by major aerospace customers, and by production difficulties and inefficiencies in TIMET's North American Operations. Yield, rework and deviated material costs were higher, plant operating rates were lower and resumption of production following certain maintenance shutdowns took longer than expected. TIMET is focusing additional attention and resources on those areas where its operating performance requires immediate improvement.

         TIMET currently believes its fourth quarter results will improve somewhat from third quarter levels, although the failure of a 2,500 ton press in the Company's Toronto, Ohio mill products plant in mid-October may result in lower sales volume. The Company is currently evaluating alternatives for production originally scheduled on this press. As previously reported, TIMET is considering further personnel reductions and rationalization of plant capacity in light of its revised market outlook and, as a result, will likely incur a restructuring charge in the fourth quarter of 1999. TIMET also currently believes it will not meet all of the financial covenants in its principal bank credit agreement at the end of 1999, and intends to seek to amend the credit agreement.

         J. Landis Martin, Chairman and CEO of TIMET said, "Next year presents continuing challenges as the commercial aerospace market is expected to remain depressed. Our results for next year will be heavily dependent upon volumes actually ordered under our long-term agreements, particularly our contract with Boeing. We are continuing to work with Boeing to both determine volume for next year and to improve the way the contract is applied in order to achieve the intended benefits to both parties."

TIMET's backlog at the end of September 1999 was approximately $260 million. Comparable backlog at the end of September 1998 was $350 million.

         The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipates" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, global economic conditions, global productive capacity, changes in product pricing, "Year 2000" issues, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

         TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.

NOTE: A conference call for the investment community will be held at 10:00 A.M., Eastern Time, on Wednesday, October 27, 1999. On the conference call will be J. Landis Martin, Chairman and Chief Executive Officer, Andrew R. Dixey, President and Chief Operating Officer, and J. Thomas Montgomery, Jr., Vice President-Finance and Treasurer. Participants can access the call by dialing 1-800-288-9626 (domestically) and 612-332-0107 (internationally). A taped replay of the call will be available until 12:00 P.M., Eastern Time, on November 27, 1999, by dialing 1-800-475-6701 (domestically) and 320-365-3844
(internationally), and using the access code 478414.

                                    o o o o o


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                           TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)



                                                                             Quarter Ended                    Nine Months Ended
                                                                             September 30,                      September 30,

                                                                   -------------------------------     -----------------------------
                                                                         1998              1999              1998            1999
                                                                         ----              ----              ----            ----

NET SALES                                                                $173.5           $112.7             $551.4          $374.5
COST OF SALES                                                             130.5            108.7              418.4           344.5
SELLING, ADMINISTRATIVE AND DEVELOPMENT COSTS                              16.4             11.3               44.8            36.7
SPECIAL CHARGE                                                              -                -                  6.0             -
OTHER EXPENSE (INCOME)                                                      (.7)              .5                (.7)            1.5
                                                                   --------------    -------------     -------------    ------------
     OPERATING INCOME (LOSS)                                               27.3             (7.8)              82.9            (8.2)
GENERAL CORPORATE INCOME                                                    2.1              1.9                5.0             3.5
INTEREST EXPENSE                                                            1.3              2.1                2.3             5.0
                                                                   --------------    -------------     -------------    ------------
     PRETAX INCOME (LOSS)                                                  28.1             (8.0)              85.6            (9.7)
INCOME TAX EXPENSE (BENEFIT)                                                9.6             (2.8)              29.1            (3.4)
Minority interest - Convertible Preferred Securities,     net of

  TAX                                                                       2.2              2.2                6.6             6.5
OTHER MINORITY INTEREST                                                      .2               .1                1.7             1.1
                                                                   --------------    -------------     -------------    ------------

     NET INCOME (LOSS)                                                   $ 16.1          $  (7.5)            $ 48.2        $  (13.9)
                                                                   ==============    =============     =============    ============

     DILUTED NET INCOME (LOSS)                                           $ 18.2        $    (5.3)            $ 54.8         $  (7.4)
                                                                   ==============    =============     =============    ============

Earnings (loss) per share:

     BASIC                                                              $  .51           $ (.24)            $ 1.53          $ (.44)
     DILUTED                                                               .50                *               1.49               *

Weighted average shares outstanding:

     COMMON SHARES                                                         31.5             31.4               31.5            31.4
     DILUTED SHARES                                                        36.8             36.8               36.9            36.8

Mill product shipments:

     VOLUME (METRIC TONS)                                                  3,500           2,800            11,400            8,600
     AVERAGE PRICE ($ PER KILOGRAM)                                      $ 35.50          $ 31.75           $ 34.75          $ 33.75

*  Assumed conversion of Convertible Preferred Securities is antidilutive to earnings per share.

